SOUTHWEST AIRLINES APPOINTS ROBERT FORNARO

TO BOARD OF DIRECTORS

DALLAS—Sept. 26, 2024 – Southwest Airlines Co. (NYSE: LUV) (the “Company”) has appointed Robert “Bob” Fornaro as a member of the Board, effective immediately.

Fornaro is an accomplished airline executive with four decades of experience in the industry. He previously served on the Board of Directors of Spirit Airlines beginning in May 2014 until September 2019 and as President and Chief Executive Officer from January 2016 until December 2018, during which time he led the low-cost carrier through a period of substantial growth and transformation. Previously, he was President and Chief Executive Officer of AirTran Holdings Inc. from November 2007 until May 2011. Fornaro served as a consultant to Southwest Airlines from 2011 to 2014 following its acquisition of AirTran in 2011, and again from 2020 to 2024 following his resignation as President and CEO of Spirit Airlines. Prior to his role as CEO of AirTran, he served as President and Chief Operating Officer from March 2001 until November 2007 and President and Chief Financial Officer from March 1999 until August 2000. He also previously served as Chairman of both AirTran Airways Inc. and AirTran Holdings Inc. Before joining AirTran, Fornaro operated a successful aviation consulting practice and served in senior marketing and planning positions at US Airways and Northwest Airlines.

“Bob is an exceptional leader and brings a wealth of industry experience to our Board,” said Gary Kelly, Executive Chairman of the Board. “As a former consultant to Southwest, Bob has provided an objective review and important perspective on Southwest’s transformation plan, and he has a strong appreciation for Southwest’s unique business model and strategic advantages. His deep experience leading multiple airlines will be instrumental as we continue with our Board refreshment plan to add best-in-class Directors who will bring complementary skills and hold our Leadership Team accountable for delivering results.”

“Southwest Airlines has both a storied history and tremendous potential,” said Fornaro. “I look forward to further collaborating with members of the Board as we guide the Company’s Leadership Team in implementing its strategy. I am confident in Bob Jordan and the Leadership Team’s ability to execute its transformation plan and deliver improved performance and Shareholder returns.”

With Fornaro’s appointment, the Company has added ten new highly qualified Directors over the past three years, including the recent appointments of Rakesh Gangwal, co-founder of India’s largest airline, InterGlobe Aviation (IndiGo) and previous executive at US Airways Group and United Airlines, and Lisa Atherton, president and CEO of Bell. Fornaro’s appointment follows Southwest Airlines’ recent announcement of its next phase of comprehensive Board refreshment, which includes six retirements in November and Executive Chairman Gary Kelly’s retirement at the 2025 Annual Meeting, the anticipated appointment of three new independent Directors, and the naming of new Committee Chairs and a new Lead Independent Director.

Fornaro currently serves on the boards of Avianca, Colombia’s largest airline, and WestJet, Canada’s second-largest carrier. Fornaro earned a master’s degree in city and regional planning from Harvard University and a bachelor’s degree in economics from Rutgers College.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange

Act”). Specific forward-looking statements include, without limitation, statements related to the Company’s focus areas, goals, strategies, and initiatives, including with respect to transforming the business, improving performance, and Shareholder returns. These forward-looking statements are based on the Company’s current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors, consumer perception, economic conditions, fuel prices, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company’s control, on consumer behavior and the Company’s results of operations and business decisions, plans, strategies, and results; (ii) the Company’s ability to timely and effectively implement, transition, operate, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives, including with respect to revenue management; (iii) the cost and effects of the actions of activist shareholders; (iv) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (v) the Company’s dependence on The Boeing Company (“Boeing”) and Boeing suppliers with respect to the Company’s aircraft deliveries, fleet and capacity plans, operations, maintenance, strategies, and goals; (vi) the Company’s dependence on the Federal Aviation Administration with respect to safety approvals for the Company’s new cabin layout and the certification of the Boeing MAX 7 aircraft; (vii) the Company’s dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to revenue management, operational reliability, fuel supply, maintenance, Global Distribution Systems, and the impact on the Company’s operations and results of operations of any third party delays or non-performance; (viii) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (ix) the impact of governmental regulations and other governmental actions on the Company’s business plans, results, and operations; and (x) other factors, as described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.

About Southwest Airlines Co.

Southwest Airlines Co. operates one of the world’s most admired and awarded airlines, offering its one-of-a-kind value and Hospitality at 117 airports across 11 countries. Southwest took flight in 1971 to democratize the sky through friendly, reliable, and low-cost air travel and now carries more air travelers flying nonstop within the United States than any other airline1. Based in Dallas and famous for an Employee-first corporate Culture, Southwest maintains an unprecedented record of no involuntary furloughs or layoffs in its history. By empowering its more than 74,0002 People to deliver unparalleled Hospitality, the maverick airline cherishes a passionate loyalty among more than 137 million Customers carried in 2023. That formula for success has brought industry-leading prosperity and 47 consecutive years3 of profitability for Southwest Shareholders (NYSE: LUV). Southwest leverages a unique legacy and mission to serve communities around the world including harnessing the power of its People and Purpose to put communities at the Heart of its success. Learn more by visiting Southwest.com/citizenship. As the airline with Heart, Southwest has set a goal to work toward achieving net zero carbon emissions by 20504. Southwest has also set near-term targets and a three-pillar strategy to achieve its environmental goals. Learn more by visiting Southwest.com/planet.

[1]	Based on U.S. Dept. of Transportation quarterly Airline Origin & Destination Survey since Q1 2021
[2]	Fulltime-equivalent active Employees
[3]	1973-2019 annual profitability
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Southwest’s net zero by 2050 goal includes Scope 1, Scope 2, and Scope 3 Category 3 emissions only and excludes any emissions associated with non-fuel products and services, such as inflight service items.

Important Additional Information

The Company intends to file a proxy statement and a¯WHITE¯proxy card with the SEC in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

For participant information, see the Company’s soliciting material filed as “DEFA14A” with the SEC on September 10, 2024 and available here.

Media Contacts:

Visit the Southwest Newsroom at swamedia.com for multimedia assets and other Company news.

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